FOSTER WHEELER APPOINTS KENNETH A. HILTZ
                             CHIEF FINANCIAL OFFICER

       Seasoned Financial and Restructuring Executive to Assist Company's
              Initiatives to Reduce Debt and Improve Balance Sheet


         HAMILTON, Bermuda, April 7, 2003 - Foster Wheeler Ltd. (NYSE:FWC) today announced the appointment of Kenneth A. Hiltz as chief financial officer. Hiltz, 50, a principal with AlixPartners, LLC, has an extensive background in balance-sheet restructurings and corporate financial leadership. He replaces Joseph T. Doyle, who has left the company. Ken will work closely with Ryan J. Esko, also with AlixPartners, who will continue as treasurer. Esko was appointed treasurer in November 2002, and has been working with Foster Wheeler on worldwide cash management since March 2002.
         "Over the past year, Foster Wheeler made significant improvement to the company's operations, which enabled us to end 2002 with our strongest cash position in 15 years," said Raymond J. Milchovich, chairman, president and chief executive officer. "As a result, we expect to generate EBITDA from operations in 2003 that would be approximately 30 percent higher than we have achieved over the last three years.
         "In addition to this operational improvement, we must also reduce debt and improve our balance sheet. Ken has a proven track record and brings an unparalleled depth of experience and financial skills in these critical areas. He will work with Mike Rosenthal, our chief restructuring officer, and our outside advisors to lead the company through this process."
         Prior to joining Foster Wheeler, Hiltz served as chief restructuring officer for Hayes Lemmerz International, Inc., one of the world's leading global suppliers of automotive and commercial highway components. Previously, he was senior vice president and chief financial officer for Harnischfeger Industries, now known as Joy Global, Inc., a global manufacturer of mining equipment and pulp/paper-making machinery. Hiltz has designed and implemented turnaround programs, and helped restructure debt for numerous manufacturing, retail and industrial companies.
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         "By strengthening Foster Wheeler's senior leadership team and strategically aligning with firms like AlixPartners in 2002, we were able to vastly improve our cash management, increase the rigor of our financial and project controls, and implement vastly improved contracting standards," added Milchovich. "With Ken to assist in the next phase of Foster Wheeler's restructuring, we are ensuring that we have the people to execute our plan and build a better and stronger company."
         Hiltz holds a bachelor of business administration degree from Xavier University and an MBA from the University of Detroit. He has also attended the executive education program at Harvard Business School. Hiltz is a Certified Management Accountant and CPA.
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Notes to Editors:

1. Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of design, engineering, construction, manufacturing, project development and management, research and plant operation services. The corporation is domiciled in Bermuda, and its operational headquarters are in Clinton, N.J. For more information about Foster Wheeler, visit our Web site at www.fwc.com.

2.   Safe Harbor Statement

     This news release contains forward-looking statements that are based on management's assumptions, expectations and projections about the various industries within which the Corporation operates. Such forward-looking statements by their nature involve a degree of risk and uncertainty. The corporation cautions that a variety of factors, including but not limited to the following, could cause business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the energy, power and environmental industries, changes in regulatory environment, changes in project design or schedules, changes in estimates made by the company of costs to complete projects, contract cancellations, changes in trade, monetary and fiscal policies worldwide, currency fluctuations, outcomes of pending and future litigation, protection and validity of patents and other intellectual property rights, increasing competition by foreign and domestic companies, changes in financial markets, war and/or terrorist attacks on facilities either owned or where equipment or services are or may be provided, and the outcome of cash-generation initiatives.

                                      # # #
04-07-03

Media Contact:             Andrew O'Hearn                     908-730-4444
Other Inquiries:                                              908-730-4000